Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

SUBMISSION OF BALSALAZIDE TABLET

NEW DRUG APPLICATION

- Balsalazide Tablet Application Seeks Twice-a-day Dosing and Reduced Pill Burden -

RALEIGH, NC, July 17, 2007—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has submitted to the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) seeking approval to market a 1100 milligram tablet formulation of balsalazide disodium (balsalazide tablet). Balsalazide disodium is the active ingredient in COLAZAL® Capsules 750 mg, the Company’s anti-inflammatory drug approved and marketed for the treatment of mildly to moderately active ulcerative colitis. Salix believes this application is subject to a 10-month review period.

“Salix is committed to growing and expanding its inflammatory bowel disease business, and we consider this submission to be an important milestone in our IBD business strategy,” stated Carolyn Logan, Salix President and CEO. “Balsalazide is a unique, azo-bonded prodrug formulation of the anti-inflammatory agent 5-ASA that is specifically designed for 99% delivery of the active ingredient, 5-ASA, directly to the colon. We believe the convenience the balsalazide tablet submission is seeking by means of twice-a-day dosing and a reduced number of pills demonstrates the Company’s ongoing commitment to bring products to market that better serve the needs of gastroenterologists and their patients.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

Salix also markets XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, potential generic and other competition, market acceptance for approved products, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.